Exhibit 99.2

Mistras Group Announces Second Quarter Results
MISTRAS Group, Inc. August 8, 2017 4:01 PM

PRINCETON JUNCTION, N.J., August 8, 2017 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its second quarter ended June 30, 2017.

Revenues for the second quarter of 2017 were $170.4 million, 4% lower than in the prior year’s second quarter. Second quarter 2017 net income was $2.2 million or $0.07 per diluted share, versus $2.8 million or $0.09 per diluted share in the prior year. 2017 results included special charges primarily related to closing a handful of small labs which reduced net income by $0.4 million, net of tax, or $0.02 per share. 2016 results included net-of-tax charges of $4.1 million or $0.14 per diluted share that primarily pertained to a legal settlement. Exclusive of these special charges, 2017 second quarter net income and earnings per diluted share, net of tax, were $2.6 million and $0.09 per diluted share, compared with the prior year’s $6.8 million and $0.23 per diluted share.

The Company generated $23.0 million of cash from operating activities and $12.5 million of free cash flow during the first six months of 2017, both amounts reduced by a $6.3 million payment of a prior year legal settlement. The Company used $4.5 million of its free cash flow for an acquisition and $12 million to repurchase common stock. The Company’s net debt (total debt less cash) of $90 million at June 30, 2017 was approximately 1.3x Adjusted EBITDA.

Adjusted EBITDA for the second quarter of 2017 was $16 million, compared with $21 million in the comparable period of the prior year. Performance by segment was as follows:

Services segment Q2 operating income improved $4.8 million, or 65% over prior year. Services Q2 2017 operating income was reduced $0.6 million primarily by costs to close a handful of small labs. Services Q2 2016 operating income was reduced $6.0 million primarily related to a prior year legal settlement. Excluding these special items, Services Q2 2017 operating income declined $0.6 million or 5% versus prior year, on revenues that declined 2%. During Q2 Services results began to improve versus prior year. Excluding the impact of one challenged region in which market difficulties continued to cause a year-on-year decline, Services Q2 revenues were flat and operating income excluding special items improved year-on-year by 20%.

International segment Q2 operating income declined $2.6 million below prior year, on revenues that declined by $2.5 million, or 7%. Unlike Q1, where the Company experienced organic revenue growth and improved profits in Germany, France and Brazil, Q2 saw revenue and profit declines in Germany, the UK and to a lesser extent in France. German results were adversely impacted by the timing of sales volumes, while UK results have suffered in the first and second quarters of 2017 due primarily to the timing of customer projects.

Products and Systems segment Q2 operating income declined by $0.8 million driven by a $1.4 million revenue decline.

Dennis Bertolotti, incoming Chief Executive Officer stated, "I am pleased with the performance of our Services segment. Although spring 2017 market conditions were challenging as expected in North America, our Services results have been resilient, realizing year-on-year revenue and profit gains with the exception of one challenged region. We remain optimistic that the market for North American nondestructive testing services will show modest year-on-year improvement this fall compared with the prior year’s unusually low spending levels.”

Mr. Bertolotti added: “We are working aggressively to position the Company for its next phase of growth. We have implemented a three-pronged plan to drive results, as follows:

1.
Restructuring. In addition to our just-announced management transition at the senior level, we are also transitioning the leadership of the Services segment, elevating four of our top managers to regional leadership positions, and transitioning leadership of our German subsidiary. These changes will drive more accountability, ownership and focus.

2.
Investment. As the third quarter commenced, we made an important acquisition of a Canadian company that performs mechanical services. We are excited about this business and this team, which we will utilize to drive organic growth throughout Canada and the United States. In addition, we hired a manager to add to our capabilities to proactively target and consummate acquisitions and are hiring a new executive to lead our sales function.

3.
Cost Reduction. I am challenging each of our new leaders to drive more business and to reduce costs. We are targeting a global annual cost reduction of $5 million which we expect to implement during the next three months.

Mr. Bertolotti concluded, stating “In addition to these initiatives, we are actively quoting new business and using this time to position Mistras to drive incrementally more value for our customers, and to make investments that will reignite our profitable growth in 2018 and beyond."

Updated Guidance for 2017
The market for North American inspection services was in line with Company expectations in the first half of 2017. Customer feedback continues to indicate the market is poised for a modest pick up in the second half of 2017. Services segment first half results were in line with Company expectations and are expected to improve over prior year in the second half of the calendar year. The international segment’s second quarter earnings were below our expectations and are now expected to fall short of prior year operating profit by approximately $6 million. Because of this expected shortfall, the Company is reducing its expected EBITDA forecast to a range of $66 million to $70 million for calendar 2017. Correspondingly, the Company expects its net income to be in a range of from $13 million to $15 million, and its earnings per diluted share to range from $0.42 to $0.52.
Conference Call
In connection with this release, Mistras will hold a conference call on August 9, 2017 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 61105205 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$26,784	$19,154
Accounts receivable, net	129,221	130,852
Inventories	10,949	10,017
Deferred income taxes	—	6,230
Prepaid expenses and other current assets	16,526	16,399
Total current assets	183,480	182,652
Property, plant and equipment, net	76,218	73,149
Intangible assets, net	40,503	40,007
Goodwill	176,231	169,940
Deferred income taxes	2,085	1,086
Other assets	2,710	2,593
Total assets	$481,227	$469,427
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,342	$6,805
Accrued expenses and other current liabilities	56,841	58,697
Current portion of long-term debt	2,116	1,379
Current portion of capital lease obligations	6,386	6,488
Income taxes payable	3,814	4,342
Total current liabilities	78,499	77,711
Long-term debt, net of current portion	99,544	85,917
Obligations under capital leases, net of current portion	8,919	9,682
Deferred income taxes	12,859	17,584
Other long-term liabilities	8,157	7,789
Total liabilities	207,978	198,683
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,306,510 and 29,216,745 shares issued	293	292
Additional paid-in capital	220,305	217,211
Treasury stock, at cost, 960,882 and 420,258 shares	(21,000)	(9,000)
Retained earnings	95,712	91,803
Accumulated other comprehensive loss	(22,232)	(29,724)
Total Mistras Group, Inc. stockholders’ equity	273,078	270,582
Noncontrolling interests	171	162
Total equity	273,249	270,744
Total liabilities and equity	$481,227	$469,427

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Revenue	$170,439	$178,340	$333,757	$345,795
Cost of revenue	118,825	121,044	233,828	239,273
Depreciation	5,271	5,761	10,433	11,017
Gross profit	46,343	51,535	89,496	95,505
Selling, general and administrative expenses	37,973	37,217	75,273	72,271
Research and engineering	552	623	1,195	1,285
Depreciation and amortization	2,613	2,865	5,116	5,627
Legal settlement	—	6,320	—	6,320
Acquisition-related expense (benefit), net	202	(330)	(341)	(483)
Income from operations	5,003	4,840	8,253	10,485
Interest expense	1,015	340	2,033	1,440
Income before provision for income taxes	3,988	4,500	6,220	9,045
Provision for income taxes	1,770	1,737	2,304	2,825
Net income	2,218	2,763	3,916	6,220
Less: net income attributable to non-controlling interests, net of taxes	1	2	7	12
Net income attributable to Mistras Group, Inc.	$2,217	$2,761	$3,909	$6,208
Earnings per common share
Basic	$0.08	$0.10	$0.14	$0.21
Diluted	$0.07	$0.09	$0.13	$0.21
Weighted average common shares outstanding:
Basic	28,437	28,932	28,562	28,924
Diluted	29,599	30,152	29,754	30,083

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Services	$134,043	$136,358	$260,372	$267,936
International	33,904	36,373	68,160	67,353
Products and Systems	5,107	6,467	10,657	13,148
Corporate and eliminations	(2,615)	(858)	(5,432)	(2,642)
	$170,439	$178,340	$333,757	$345,795

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Gross profit
Services	$35,490	$36,490	$65,703	$68,948
International	8,828	11,867	19,288	20,540
Products and Systems	1,966	3,050	4,560	5,789
Corporate and eliminations	59	128	(55)	228
	$46,343	$51,535	$89,496	$95,505

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Services:
Income from operations	$12,132	$7,372	$19,513	$18,711
Legal settlement	—	6,320	—	6,320
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	314	—	330	—
Asset write-offs and lease terminations	123	—	123	—
Acquisition-related expense (benefit), net	201	(295)	78	(468)
Income before special items	12,770	13,397	21,244	24,563
International:
(Loss) income from operations	(190)	2,454	2,843	3,174
Severance costs	63	645	76	710
Acquisition-related expense (benefit), net	—	(83)	(501)	(63)
(Loss) income before special items	(127)	3,016	2,418	3,821
Products and Systems:
Loss from operations	(892)	(114)	(1,340)	(246)
Severance costs	—	28	—	17
Acquisition-related expense (benefit), net	—	—	—	—
Loss before special items	(892)	(86)	(1,340)	(229)
Corporate and Eliminations:
Loss from operations	(6,047)	(4,872)	(12,763)	(11,154)
Severance costs	—	—	—	—
Acquisition-related expense (benefit), net	1	48	82	48
Loss before special items	(6,046)	(4,824)	(12,681)	(11,106)
Total Company
Income from operations	$5,003	$4,840	$8,253	$10,485
Legal settlement	—	6,320	—	6,320
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	377	673	406	727
Asset write-offs and lease terminations	123	—	123	—
Acquisition-related expense (benefit), net	202	(330)	(341)	(483)
Income before special items	$5,705	$11,503	$9,641	$17,049

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Six months ended June 30,
	2017	2016
Net cash provided by (used in):
Operating activities	$22,972	$37,778
Investing activities	(14,218)	(7,368)
Financing activities	(2,726)	(21,951)
Effect of exchange rate changes on cash	1,602	384
Net change in cash and cash equivalents	$7,630	$8,843

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

Six months ended June 30, 2017
GAAP: Net cash provided by operating activities	$22,972
Less:
Purchases of property, plant and equipment	(9,789)
Purchases of intangible assets	(688)
non-GAAP: Free cash flow	$12,495

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended
	June 30, 2017	June 30, 2016

Net income	$2,218	$2,763
Less: net income attributable to noncontrolling interests, net of taxes	1	2
Net income attributable to Mistras Group, Inc.	$2,217	$2,761
Interest expense	1,015	340
Provision for income taxes	1,770	1,737
Depreciation and amortization	7,884	8,626
Share-based compensation expense	1,697	1,466
Legal settlement	—	6,320
Acquisition-related expense (benefit), net	202	(330)
Severance	377	673
Asset write-offs and lease terminations	123	—
Foreign exchange (gain) loss	349	(237)
Adjusted EBITDA	$15,634	$21,356

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands)

	Three months ended June 30,
	2017	2016
Net income (GAAP)	$2,217	$2,761
Special items, net of tax	396	4,056
Net Income Excluding Special Items (non-GAAP)	$2,613	$6,817

Diluted EPS (GAAP)	$0.07	$0.09
Special items	0.02	0.14
Diluted EPS Excluding Special Items (non-GAAP)	$0.09	$0.23